EXHIBIT 99.1

  SureWest Announces Public Utilities Commission Approves Settlement

    ROSEVILLE, Calif.--(BUSINESS WIRE)--Nov. 24, 2004--SureWest Communications (Nasdaq:SURW) announced that the California Public Utilities Commission has approved an agreement that suspends the Company's intrastate regulatory revenue-sharing obligations through 2010.
    The agreement concludes a proceeding initiated in 1999, resolves SureWest's existing obligations for the years 2000 through 2004, and suspends all future sharing obligations for the years 2005 through 2010. Sharing will continue to be suspended after 2010 unless reinstated or permanently eliminated by Commission order.
    The agreement provides that SureWest will return approximately $6.5 million, plus interest, to end-users through a consumer dividend over a period of four years beginning January 1, 2005, and also requires SureWest to make payments of $2.6 million in the form of a consumer dividend to end-users during the years 2005 and 2006, all in satisfaction of its obligations for the years 2000 through 2004. The Company estimates that, on average, customers will receive approximately $2 per month during the 4-year period beginning January 1, 2005 from the consumer dividends resolving the year 2000 through 2004 sharing obligations. In addition, beginning January 1, 2007, the Company will implement a yearly consumer dividend in the amount of $1.3 million, subject to reduction based upon the results of other regulatory proceedings.
    The Company has previously recorded an estimate of the principal amount of the sharing obligation relating to the years 2000 through 2004, together with an estimate of the interest component based upon assumptions utilized in other regulatory proceedings. Additional filings will be submitted by the Company in December 2004 to the California Public Utilities Commission to complete the interest calculation, with a final determination by the California Commission anticipated in early 2005.
    Brian Strom, President and CEO, commented, "We are pleased to have finally concluded an agreement we believe is fair to the Company's customers and provides the Company incentive to continue to deliver innovative services and products to our customers."

    About SureWest

    With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.

    CONTACT: SureWest Communications
             Greg Gierczak, 916-786-1440
             g.gierczak@surewest.com